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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 30, 2008

Tompkins Financial Corporation

(Exact name of registrant as specified in its charter)

New York	1-12709	16-1482357

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

The Commons, PO Box 460, Ithaca, New York	14851

(Address of Principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (607) 273-3210

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01 Entry Into or Termination of a Material Definitive Agreement

The information provided in Item 2.03 is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On April 30, 2008, Tompkins Financial Corporation (“Tompkins”), as borrower, entered into a $25,000,000 line of credit facility (the “Credit Facility”) with JPMorgan Chase Bank, N.A. (“JPMorgan”) as lender.

Borrowings under the Credit Facility will bear interest, at the election of Tompkins, either at LIBOR plus a spread or at the Prime Rate plus a spread. In addition, during the first two years, Tompkins is subject to a non-usage fee in any calendar quarter in which the average daily usage is less than 50% of the Credit Facility. Accrued interest on the Credit Facility is due and payable in full on the last day of each month. The principal balance of any borrowings are due and payable in monthly principal installments in an amount equal to 1/36th of the principal balance at the close of business on April 30, 2010, which installments are due and payable on May 31, 2010 and on the last day of each month thereafter until the maturity date of April 30, 2013. The Credit Facility contains no prepayment penalties.

The Credit Facility contains customary representations and warranties and affirmative and negative covenants. The Credit Facility contains customary events of default for credit facilities of this type, including (without limitation): nonpayment of principal, interest, fees or other amounts after a stated grace period; inaccuracy of material representations and warranties; violations of covenants, subject in certain cases to stated cure periods; and certain insolvency, bankruptcies and liquidations. If an event of default occurs and is continuing, Tompkins may be required to repay all amounts outstanding under the Credit Facility.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOMPKINS FINANCIAL CORPORATION

Date: May 2, 2008	By:	/s/ Stephen S. Romaine

Stephen S. Romaine President and CEO